Exhibit 107

Calculation of Filing Fee Tables

Form 424B2

(Form Type)

Sixth Street Specialty Lending, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)

Fees to Be Paid	Equity	Common Stock, $0.01 par value per share	Rule 456(b), Rule 457(c) and Rule 457(r)	4,600,000	$21.83	$100,418,000	0.00014760	$14,821.70

Carry Forward Securities

	Total Offering Amounts					$100,418,000		$14,821.70

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$14,821.70

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 600,000 additional shares of common stock, par value $0.01 per share.
(2)

Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), the maximum offering price per share and the maximum aggregate offering price have been determined on the basis of the average of the high and low prices reported on the New York Stock Exchange on February 28, 2024.

(3)	Calculated and paid pursuant to Rule 456(b) and Rule 457(r) under the Securities Act of 1933.